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DOLLAR GENERAL REPORTS SEPTEMBER SAME-STORE SALES

GOODLETTSVILLE, Tenn. – October 6, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the September 5-week period ended September 30, 2005, equaled $794.0 million compared with $717.5 million last year, an increase of 10.7 percent. For the September period, same-store sales, or sales in stores that were open both at the end of the period and at the beginning of the preceding fiscal year, increased 2.5 percent. The primary drivers of positive same-store sales were food, including perishables, candy and snacks, as well as pet supplies and paper products.

At the peak, approximately 350 locations were closed due to Hurricane Katrina and 330 locations were closed due to Hurricane Rita. Currently, 36 locations remain closed due to Hurricane Katrina and 57 locations remain closed due to Hurricane Rita. The Rita closings are primarily the result of power outages.  The Company has excluded from its same-store sales calculation a total of 31 stores, which are likely to remain closed for an extended period of time.

The Company continues to assess the impact of the hurricanes and continues to work quickly to reopen or relocate affected stores where possible and to resume meeting the needs of customers in those communities. As the impact assessment progresses, the Company may determine that additional stores will be closed for an extended period.  For now, however, the remaining 62 closed stores are included in the same-store calculation. The Company is not yet in a position to determine the ultimate financial impact of the hurricanes.

For the nine weeks ended September 30, 2005, Dollar General total retail sales increased 10.1 percent to $1.4 billion from $1.3 billion in the same period a year ago. Same-store sales for the nine-week period increased 1.8 percent.

For the 35-week period ended September 30, 2005, Dollar General total retail sales increased 12.1 percent to $5.5 billion from $4.9 billion for the 35-week period ended October 1, 2004. Same-store sales for the 35-week period increased 3.7 percent.

Year-to-date through September 30, 2005, the Company opened 551 stores and closed 89 stores, including the 31 stores closed as a result of significant hurricane damage.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,782 neighborhood stores as of September 30, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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